SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                           Accelerated Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00429P107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 30 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 2 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners V, L.P. ("USVP V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       5,785,560 shares, except that Presidio Management Group V, L.L.C.
           OWNED BY EACH                      ("PMG V"), the general partner of USVP V, may be deemed to have sole
             REPORTING                        voting power with respect to such shares, and
              PERSON                          Irwin Federman ("Federman"), Jason E. Green ("Green"),
               WITH                           Steven   M.   Krausz   ("Krausz"),  Stuart G.  Phillips  ("Phillips"),
                                              Jonathan D. Root ("Root") and Philip M. Young ("Young"), the
                                              managing members of PMG V, may be deemed to have a shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,785,560 shares, except PMG V, the general partner of USVP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have a shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,785,560
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 3 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     USVP V International, L.P. ("V Int'l")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       321,420 shares,  except that PMG V, the general partner  of V Int'l,  may
          OWNED BY EACH                       be deemed  to have sole  voting  power with respect to such shares, and
             REPORTING                        Federman, Green, Krausz, Phillips, Root and Young, the managing
              PERSON                          members of PMG V, may be deemed to have shared voting power with
               WITH                           respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              321,420 shares, except that PMG V, the general partner of V Int'l, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the
                                              managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       321,420
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.64%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 4 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P. ("EP V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       141,425 shares,  except that PMG V, the general partner of EP V, may be
          OWNED BY EACH                       deemed to have sole  voting  power with respect to such shares, and
             REPORTING                        Federman, Green, Krausz, Phillips, Root and Young, the managing
              PERSON                          members of PMG V, may be deemed to have shared voting power with
               WITH                           respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              141,425 shares, except that PMG V, the general partner of EP V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       141,425
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.28%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 5 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     2180 Associates Fund V, L.P. ("2180 V")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       179,995 shares,  except that PMG V, the general partner of 2180 V, may
          OWNED BY EACH                       be deemed to have sole voting power with respect to such shares, and
             REPORTING                        Federman, Green, Krausz, Phillips, Root and Young, the managing
              PERSON                          members of PMG V, may be deemed to have shared voting power with
               WITH                           respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              179,995 shares, except that PMG V, the general partner of 2180 V, may be deemed to have sole dispositive power with respect to such shares, and Federman, Green, Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       179,995
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.36%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 6 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group V, L.L.C. ("PMG V")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       6,428,400 shares, of which 5,785,560 are directly owned  by USVP V,
          OWNED  BY EACH                      321,420  are  directly  owned by V Int'l, 141,425 are directly owned by
             REPORTING                        EP V and 179,995 are directly owned by 2180 V.  PMG V is the general
              PERSON                          partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have
               WITH                           sole voting  power with respect to  such shares, and Federman,  Green,
                                              Krausz, Phillips, Root and Young, the managing members of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,428,400 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V and 179,995 are directly owned by 2180 V. PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V and may be deemed to have sole dispositive power with respect to such shares, and Federman,
                                              Green, Krausz, Phillips, Root and Young, the managing members of
                                              PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,428,400
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      00
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 7 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners VII, L.P. ("USVP VII")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       187,270 shares, except that Presidio Management Group VII, L.L.C.
           OWNED BY EACH                      ("PMG VII"), the general partner of USVP VII, may be deemed to have
             REPORTING                        sole voting power with respect to such shares, and Federman, Winston
              PERSON                          S. Fu ("Fu"), Green, Krausz , David Liddle ("Liddle"), Phillips, Root
               WITH                           and Young, the managing members of  PMG VII,  may be  deemed to have a shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              187,270 shares, except PMG VII, the general partner of USVP VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and Young,
                                              the managing members of PMG VII, may be deemed to have a shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       187,270
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.37%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 8 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,951 shares,  except that PMG VII, the general partner  of EP VII-A,
          OWNED BY EACH                       may be deemed to have sole  voting  power with respect to such shares,
             REPORTING                        and Federman, Fu, Green, Krausz, Liddle,  Phillips,  Root  and Young,  the
              PERSON                          managing  members of PMG VII, may be deemed to have shared voting power
               WITH                           with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,951 shares, except that PMG VII, the general partner of EP VII-A, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and
                                              Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 9 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,951 shares,  except that PMG VII, the general partner of EP VII-B,
           OWNED BY EACH                      may be deemed to have sole  voting  power  with respect to such shares,
             REPORTING                        and Federman, Fu, Green, Krausz, Liddle,  Phillips,  Root  and Young,  the
              PERSON                          managing  members of PMG VII, may be deemed  to have shared voting power
               WITH                           with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,951 shares, except that PMG VII, the general partner of EP VII-B, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and
                                              Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,951
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 10 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund VII, L.P. ("2180 VII")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       3,901 shares,  except that PMG VII, the general partner of 2180 VII,
          OWNED BY EACH                       may be deemed to have sole  voting  power with respect to such shares,
             REPORTING                        and Federman, Fu, Green, Krausz, Liddle,  Phillips,  Root and Young,  the
              PERSON                          managing  members of PMG VII, may be deemed to have shared voting power
               WITH                           with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,901 shares, except that PMG VII, the general partner of 2180 VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and
                                              Young, the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,901
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.01%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      PN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 11 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group VII, L.L.C. ("PMG VII")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       195,073 shares,  of which 187,270 are directly owned by USVP VII, 1,951
          OWNED BY EACH                       are directly  owned by EP VII-A,  1,951 are directly owned by EP VII-B
             REPORTING                        and 3,901 are directly owned by 2180 VII.  PMG VII is the general
              PERSON                          partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed
               WITH                           to have  sole  voting  power  with respect   to  such   shares,   and
                                              Federman, Fu, Green, Krausz, Liddle, Phillips, Root and Young, the
                                              managing members of PMG VII, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              195,073 shares, of which 187,270 are directly owned by USVP VII,
                                              1,951 are directly owned by EP VII-A, 1,951 are directly owned by
                                              EP VII-B and 3,901 are directly owned by 2180 VII. PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and Young,
                                              the managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       195,073
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.39%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      00
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 12 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Federman is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                              USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Federman is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                              USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,623,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 13 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Winston S. Fu  ("Fu")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           195,073 shares, of which 187,270 are directly owned by USVP VII,
                                              1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP
                                              VII-B and 3,901 are directly owned by 2180 VII. Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP
                                              VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              195,073 shares, of which 187,270 are directly owned by USVP VII,
                                              1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP
                                              VII-B and 3,901 are directly owned by 2180 VII. Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP
                                              VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       195,073
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.39%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 14 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jason E. Green ("Green")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Green is a managing member of both PMG V, the general partner of USVP
                                              V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                              VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Green is a managing member of both PMG V, the general partner of USVP
                                              V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                              VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,623,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 15 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Krausz is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                              USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Krausz is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                              USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,623,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 16 of 30 Pages
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David Liddle ("Liddle")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           195,073 shares, of which 187,270 are directly owned by USVP VII,
                                              1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP
                                              VII-B and 3,901 are directly owned by 2180 VII. Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP
                                              VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              195,073 shares, of which 187,270 are directly owned by USVP VII,
                                              1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP
                                              VII-B and 3,901 are directly owned by 2180 VII. Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP
                                              VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       195,073
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.39%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 17 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips ("Phillips")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH            -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Phillips is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                              USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Phillips is a managing member of both PMG V, the general partner of
                                              USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of
                                              USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,623,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 18 of 30 Pages
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root ("Root")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Root is a managing member of both PMG V, the general partner of USVP
                                              V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                              VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Root is a managing member of both PMG V, the general partner of USVP
                                              V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                              VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,623,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 00429P107                                               13 G                  Page 19 of 30 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]             (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Young is a managing member of both PMG V, the general partner of USVP
                                              V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                              VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              6,623,473 shares, of which 5,785,560 are directly owned by USVP V,
                                              321,420 are directly owned by V Int'l, 141,425 are directly owned by
                                              EP V, 179,995 are directly owned by 2180 V, 187,270 are directly owned by USVP VII, 1,951 are directly owned by EP VII-A, 1,951 are directly owned by EP VII-B and 3,901 are directly owned by 2180 VII.
                                              Young is a managing member of both PMG V, the general partner of USVP
                                              V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP
                                              VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,623,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.2%
-----------  ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                      IN
------------ ---------------------------------------------------------------------------------------------------------

                                                * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                                 Page 20 of 30 Pages


ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Accelerated Networks, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  301 Science Drive
                  Moorpark, California 93021


ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P.
                  ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180
                  V"), Presidio Management Group V, L.L.C. ("PMG V"), U.S. Venture Partners VII, L.P. ("USVP VII"),
                  USVP Entrepreneur Partners VII-A ("EP VII-A"), USVP Entrepreneur Partners VII-B ("EP VII-B"),
                  2180 Associates Fund VII, L.P. ("2180 VII"), Presidio Management Group VII, L.L.C. ("PMG VII"),
                  Irwin Federman ("Federman"), Winston S. Fu ("Fu"), Jason E. Green ("Green"), Steven M. Krausz
                  ("Krausz"), David Liddle ("Liddle"), Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root")
                  and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V
                  Int'l, EP V and 2180 V. Federman, Green, Krausz, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

                  PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP
                  VII, EP VII-A, EP VII-B and 2180 VII. Federman, Fu, Green, Krausz, Liddle, Phillips, Root and
                  Young are the managing members of PMG VII, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025




                                                                                                                 Page 21 of 30 Pages

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  USVP V, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180 VII are Delaware Limited
                  Partnerships, V Int'l is a Cayman Islands Limited Partnership, PMG V and PMG VII are Delaware
                  Limited Liability Companies, and Federman, Fu, Green, Krausz, Liddle, Phillips, Root and Young
                  are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # : 00429P107


ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                           See Row 11 of cover page for each Reporting Person.

                           (c)      Number of shares as to which such person has:
                                    --------------------------------------------

                                                     (i)      Sole power to vote or to direct the vote:
                                                              ----------------------------------------

                                                              See Row 5 of cover page for each Reporting Person.

                                                     (ii)     Shared power to vote or to direct the vote:
                                                              ------------------------------------------

                                                              See Row 6 of cover page for each Reporting Person.

                                                     (iii)    Sole power to dispose or to direct the disposition of:
                                                              -----------------------------------------------------

                                                              See Row 7 of cover page for each Reporting Person.


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                                                                                                                 Page 22 of 30 Pages


                                                     (iv)     Shared power to dispose or to direct the disposition of:
                                                              -------------------------------------------------------

                                                              See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG
                  VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY:
                  ----------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable


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                                                                                                                 Page 23 of 30 Pages


                                                             SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2001


U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.                               /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group V, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact




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                                                                                                                 Page 24 of 30 Pages

U.S. Venture Partners VII, L.P.                                  /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners VII-A                                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners VII-B                                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund VII, L.P.                                   /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Presidio Management Group VII, L.L.C.                            /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Irwin Federman                                                   /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Winston S. Fu                                                    /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green                                                   /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact



                                                                                                                 Page 25 of 30 Pages

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

David Liddle                                                     /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips                                               /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root                                                 /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

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                                                                                                                Page 26 of 30 Pages


                                                             EXHIBIT INDEX

                                                                                           Found on
                                                                                         Sequentially
Exhibit                                                                                 Numbered Pages
-------                                                                                 --------------
Exhibit A: Agreement of Joint Filing                                                          28


Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact                                  30


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                                                                                                                 Page 27 of 30 Pages


                                                              EXHIBIT A

                                                      Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of
Accelerated Networks, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 9, 2001


U.S. Venture Partners V, L.P.                                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V International, L.P.                                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP V Entrepreneur Partners , L.P.                              /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund V, L.P.                                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group V, L.L.C.                           /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

                                                                                                                 Page 28 of 30 Pages

U.S. Venture Partners VII, L.P.                                  /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners VII-A                                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

USVP Entrepreneur Partners VII-B                                 /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund VII, L.P.                                   /s/ Michael Maher
By Presidio Management Group V, L.L.C.                           -----------------------------------------
Its General Partner                                              Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Presidio Management Group VII, L.L.C.                            /s/ Michael Maher
A Delaware Limited Liability Company                             -----------------------------------------
                                                                 Signature

                                                                 Michael Maher
                                                                 Chief Financial Officer/Attorney-In-Fact

Irwin Federman                                                   /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Winston S. Fu                                                    /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jason E. Green                                                   /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

                                                                                                                 Page 29 of 30 Pages

Steven M. Krausz                                                 /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

David Liddle                                                     /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Stuart G. Phillips                                               /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Jonathan D. Root                                                 /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact

Philip M. Young                                                  /s/ Michael Maher
                                                                 ----------------------------------------
                                                                 Michael Maher
                                                                 Attorney-In-Fact


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                                                                                                                 Page 30 of 30 Pages


                                                              EXHIBIT B

                                           REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT


                  Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.


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